Exhibit 99.1

ECSI Reports Quarterly Results, Revenues up 59 Percent over Prior Year

    CLIFTON, N.J.--(BUSINESS WIRE)--Nov. 15, 2005--Electronic Control Security Inc. (OTC BB: EKCS) a leading manufacturer of perimeter security solutions for the Department of Defense (DoD), the Department of Energy (DoE) and nuclear power stations, today announced financial results for the first quarter of fiscal 2006 ending September 30, 2005.
    Arthur Barchenko, President and CEO stated, "Revenues are up strongly and reflected the growing demand for our products. The Company reported revenues of $1,523,314 for the quarter ending Sept. 30, 2005 as compared to revenues of $955,465 for the period in 2004, an increase of approximately 59%. Substantially all of the revenue in the just completed quarter was domestic. The increase in sales in the 2005 period is primarily attributable to the award of Tinker Air Force Base by the DoD and release of other certain projects that were awaiting funding and/or the approval of submittal drawings."
    Gross margins for the 2005 period were 17.82% of revenue as compared to 37.86% of revenue for the 2004 period. The decrease in the 2005 period is primarily due to an increase in the order mix for lower gross margin products and subcontractor services related to the wrap up of the Tinker A.F.B. contract, as compared to the 2004 period, where the fulfillment of orders mostly entailed the shipment of higher gross margin products and services. Typically, the revenue mix from the wrap up phase of projects is more heavily skewed to lower margin goods and services.
    Mr. Barchenko continued, "Selling, General and Administrative expenses increased about 61% in the 2005 period to $561,818 from $348,878 in the 2004 period. The increase in the 2005 period is primarily the result of management's action to increase certain fixed overhead and payroll costs. We have increased our marketing and sales management team to effectively penetrate the global security market. The increase was also partially due to the additional general and administrative costs incurred by our new wholly owned subsidiary, Clarion."
    Net Profit (Loss). Net loss before dividends for the 2005 period was $(361,822) as compared to a loss of $(192,878) for the same period in 2004.
    Liquidity and Capital Resources. At September 30, 2005, we had working capital of $2.8 million compared to $3.20 million at June 30, 2005. Net cash used by operating activities for the 2005 period was $116,653 as compared to net cash used by operating activities of $407,291 for the 2004 period.
    Mr. Barchenko also stated, "This was a very good quarter for ECSI. Spending in the security industry has increased over the last several months as Congress has continued to allocate money to fund Homeland Security initiatives. We expect this trend will continue for the foreseeable future.
    "Let's discuss how these acquisitions and new product initiatives will benefit ECSI going forward.

    -- We acquired the assets of Clarion Sensing Systems, a provider of proprietary nuclear, bio-chemical and radiological remote monitoring sensor systems for air and water applications. We believe that the remote environmental monitoring sensor systems we can offer as a result of this acquisition enhance our product line and we expect to see rapid growth in sales of these products over the next several years. Following the completion of the quarter, we moved ahead with the integration of Clarion into our product line and launched the Water Infrastructure Security Environmental (WISE) initiative that provides a complete, end-to-end, total security envelope that protects and monitors water supply infrastructure and quality from source to faucet.

    -- We entered into a letter of intent to acquire Phone-Or, an Israeli company which provides proprietary acoustic monitoring sensor systems designed for detection sensing applications. We currently are completing a due diligence investigation of Phone-Or which we expect to complete in the second quarter of fiscal 2006. Phone-Or is an innovative technology leader in acoustic communications and monitoring systems with sales in Canada, Russia, China, Malaysia, Japan, Thailand, Taiwan, Singapore, India, Australia, Italy, the U.K., Scandinavia and Romania. We plan to introduce our technologies through Phone-Or's channel of distribution."

    About ECSI

    ECSI is recognized as a global leader in perimeter security and an effective quality provider for both the Department of Defense and Homeland Security programs. The ISO 9001 Registered company designs, manufactures and markets physical electronic security systems for high profile, high threat environments. The employment of risk assessment and analysis allows ECSI to determine and address the security needs of government and commercial-industrial installations. The company has teaming agreements with ADT Federal Systems, ARINC, Hudson Marine Inc., Lockheed Martin Transportation & Security Solutions, Parsons Infrastructure & Technology Group, SERCO, Inc., SRH Marine Electronics S.A./Radio Holland Greece, STS International, Tetra Tech, Inc. and other industry leaders. ECSI is located at 790 Bloomfield Avenue, Bldg. C-1, Clifton, NJ 07012. Tel: 973-574-8555; Fax: 973-574-8562;
for more information on ECSI and its customers please go to http://www.anti-terrorism.com.

    ECSI INTERNATIONAL, INC. SAFE HARBOR STATEMENT: Statements in this press release, including the statements relating to projected future financial performance, are considered forward-looking statements under the federal securities laws. Sometimes these statements will contain words such as "anticipates," "expects," "plans," "projects," "estimates," "outlook," "forecast," "guidance," "assumes," and other similar words. These statements and those contained in the 10KSB and 10QSB's are not guarantees of the Corporation's future performance and are subject to risks, uncertainties and other important factors that could cause the Corporation's actual performance or achievements to be materially different from those the Corporation may project. These are only some of the numerous factors that may affect the forward-looking statements contained in this press release.

    CONTACT: ECSI
             Kathleen Zomack, 973-574-8555